Exhibit 99.1

Zogenix Provides Corporate Update and Reports
First Quarter 2016 Financial Results

Company will host a conference call today at 4:30 p.m. EDT/1:30 p.m. PDT

EMERYVILLE, Calif., May 10, 2016 — Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company developing therapies for the treatment of central nervous system (CNS) disorders, today provided a corporate update and announced financial results for the first quarter ended March 31, 2016.

Corporate Update

•	Initiated the first Phase 3 clinical trial of ZX008 in North America for the treatment of seizures in Dravet syndrome, a rare and debilitating form of epilepsy that begins in infancy.

•	Received Fast Track designation from the FDA for ZX008 in Dravet syndrome.

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Presented updated data from the ongoing open-label clinical trial in Belgium demonstrating sustained effectiveness and cardiovascular-related safety, as well as high levels of sleep quality and quality of life, in the cohort of Dravet syndrome patients who began add-on treatment with ZX008 as early as 2010.

•	Completed the three months ended March 31, 2016, with $132.2 million in cash and cash equivalents. Zogenix’s expected cash runway extends through 2017.

“Zogenix remains focused on advancing our ZX008 Phase 3 program for Dravet syndrome, with the North American clinical trial having recently been initiated and our multi-national study expected to begin very shortly,” said Stephen J. Farr, Ph.D., President and CEO. "The most recent sustained efficacy and safety data generated from the open-label Belgian study continued to support our confidence in the potential of this new treatment. In addition, we believe the relatively high levels of sleep quality and quality of life reported in the most recent updated results reflect the seizure control in these patients.”

First Quarter 2016 Financial Results Compared to First Quarter 2015 Financial Results

As a result of the sale of the Zohydro ER business, all Zohydro ER revenue and expenses have been excluded from continuing operations for all periods herein and reported as discontinued operations. All prior period information has been recast to conform to this presentation.

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Total revenue for the first quarter of 2016 was $9.2 million, consisting entirely of contract manufacturing revenue. This compared with total revenue of $4.6 million in the same quarter last year, which included $4.2 million of contract manufacturing revenue and $0.4 million of service and other product revenue. The increase in contract manufacturing revenue in the first quarter of 2016 was due primarily to an increase in expenses billed to Endo International Plc under the supply agreement between the two companies.

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First quarter 2016 research and development expenses totaled $8.0 million, up from $5.2 million in the first quarter a year ago, as the Company continued preparations for its two Phase 3 studies for ZX008 and initiated the North American study.

•	First quarter 2016 selling, general and administrative expenses totaled $6.1 million, compared with $6.3 million in the first quarter a year ago.

•	Net loss from continuing operations for the first quarter of 2016 was $10.2 million, essentially unchanged from the same quarter a year ago.

•	Net loss from discontinued operations was $0.2 million for the first quarter of 2016, compared with a net loss of $12.7 million in the first quarter a year ago.

•	Total net loss for the first quarter of 2016 was $10.4 million, or $0.42 per share, compared with a net loss of $22.9 million, or $1.19 per share, for the first quarter a year ago.

•	Cash and cash equivalents at March 31, 2016 totaled $132.2 million, as compared to $155.3 million at December 31, 2015.

2016 Financial Guidance

Zogenix is reiterating its previously provided financial guidance for the full year 2016.

•	Research and development expenses are expected to be $54-59 million, reflecting initiation and ramp-up of ZX008 clinical studies;

•	Selling, general and administrative expenses are expected to be $25-27 million; and

•	Contract manufacturing revenue from the supply of Sumavel DosePro to Endo is expected at a low single-digit markup over cost of contract manufacturing.

Conference Call Details
Investors interested in participating in today’s live call can dial 888-576-4398 from the U.S. and international callers can dial 719-457-2727 and use conference ID: 6099104. A telephone replay will be available approximately two hours after the call and will run through May 24, 2016, by dialing 877-870-5176 from the U.S., or 858-384-5517 from international locations, and entering Replay Pin Number: 6099104. The conference call will be broadcast live and will be available for replay for 60 days at: http://public.viavid.com/index.php?id=119074 and on the IR section of the company’s website at: Zogenix IR.

About Zogenix
Zogenix, Inc. (Nasdaq: ZGNX) is a pharmaceutical company committed to developing and commercializing CNS therapies that address specific clinical needs for people living with orphan and other CNS disorders who need innovative treatment alternatives to improve their daily functioning.

For more information, visit www.zogenix.com.

Forward Looking Statements
Zogenix cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "indicates," "will," "intends," "potential," "suggests," "assuming," "designed" and similar expressions are intended to identify forward-looking statements. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: the Company’s financial guidance for the remainder of 2016; the Company's cash position related to operating expenses and planned development activities; the timing of the commencement and results of Phase 3 clinical studies for ZX008; Zogenix's strategy on advancing its novel pipeline in CNS disorders; and the expected timing of, and Zogenix's ability to achieve, key clinical milestones and regulatory meetings and submissions for Zogenix's development pipeline. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in Zogenix's business, including, without limitation: the uncertainties associated with the clinical development and regulatory approval of product candidates such as ZX008 and Relday, including potential delays in enrollment and completion of clinical trials; the potential that earlier clinical trials may not be predictive of future results; Zogenix's reliance on third parties to conduct its clinical trials, enroll patients, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of its drug products, if approved; unexpected adverse side effects or inadequate therapeutic efficacy of ZX008 that could limit approval and/or commercialization, or that could result in recalls or product liability claims; Zogenix's ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its product development activities; Zogenix could spend its available financial resources faster than it currently expects and may be unable to raise additional capital if and when needed, on acceptable terms or at all; and other risks described in Zogenix’s prior press releases as well as in public periodic filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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DosePro® and Relday® are registered trademarks of Zogenix, Inc.
All other trademarks are of the associated companies.

CONTACT

Ann Rhoads Chief Financial Officer Zogenix, Inc. 858-436-9208 arhoads@zogenix.com	Andrew McDonald Founding Partner LifeSci Advisors, LLC 646-597-6987 Andrew@LifeSciAdvisors.com

Zogenix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(In Thousands, except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Contract manufacturing revenue	$9,206	$4,181
Service and other product revenue	—	433
Total revenue	9,206	4,614
Operating expense:
Cost of contract manufacturing	7,804	3,923
Royalty expense	71	72
Research and development	7,987	5,150
Selling, general & administrative	6,124	6,268
Change in fair value of contingent consideration	1,300	(1,000)
Total operating expense	23,286	14,413
Loss from operations	(14,080)	(9,799)
Other income (expense):
Interest expense, net	(598)	(643)
Change in fair value of warrant liabilities	4,527	410
Other income (expense)	(7)	(120)
Total other income (expense)	3,922	(353)
Net loss from continuing operations before income taxes	(10,158)	(10,152)
Income tax expense	(62)	(13)
Net loss from continuing operations	(10,220)	(10,165)
Net loss from discontinued operations, net of applicable tax	(169)	(12,696)
Net loss	$(10,389)	$(22,861)

Net loss per share, basic and diluted	$(0.42)	$(1.19)

Weighted average shares outstanding, basic and diluted	24,772	19,170

Zogenix, Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$132,184	$155,349
Restricted cash	10,002	10,002
Trade accounts receivable, net	4,904	1,396
Inventory	9,459	12,030
Prepaid expenses and other current assets	6,463	5,518
Current assets of discontinued operations	41	208
Total current assets	163,053	184,503
Property and equipment, net	8,959	9,254
Intangible assets	102,500	102,500
Goodwill	6,234	6,234
Other assets	5,861	3,331
Total assets	$286,607	$305,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,482	$5,290
Accrued expenses	6,183	8,328
Common stock warrant liabilities	1,669	6,196
Long-term debt, current portion	6,357	6,321
Deferred revenue	661	945
Current liabilities of discontinued operations	2,370	2,906
Total current liabilities	20,722	29,986
Long-term debt, less current portion	14,400	15,899
Deferred revenue, less current portion	5,207	6,139
Contingent purchase consideration	52,300	51,000
Deferred income taxes	18,450	18,450
Other long-term liabilities	1,669	1,588
Stockholders’ equity	173,859	182,760
Total liabilities and stockholders’ equity	$286,607	$305,822